Exhibit 99.2

            The Knot Appoints Lanny Baker to the Board of Directors

     NEW YORK--(BUSINESS WIRE)--Nov. 8, 2005--The Knot, Inc. (NASDAQ: KNOT, www.theknot.com), a life stage media company offering the premier wedding resource, today announced that Lanny Baker has joined its Board of Directors.
     Mr. Baker is Senior Vice President and Chief Financial Officer for Monster Worldwide, Inc., the parent company of the leading global online careers property, Monster (R). Mr. Baker is responsible for overseeing Monster Worldwide's global finances and fiscal management policies. Prior to joining Monster Worldwide in 2005, Mr. Baker was a Managing Director in the Equity Research department at Smith Barney and closely covered dozens of companies, including The Knot, as a leading internet research analyst.
     "We are delighted to welcome Lanny Baker to our Board of Directors," said David Liu, CEO of The Knot. "Lanny's extensive experience in the online and media business world and his familiarity with The Knot will be invaluable to the company, and we are confident that he will make a significant contribution in helping us expand our existing business and launch new business initiatives."
     Mr. Baker will also serve as a member of The Knot's Audit Committee.

     ABOUT THE KNOT, INC.

     The Knot, Inc. (NASDAQ: KNOT; www.theknot.com) is a leading lifestage media and services company. The Company's flagship brand, The Knot, is the nation's leading wedding resource that reaches over one million engaged couples each year through the Web, newsstands, bookstores, national television and more. Its award-winning website, TheKnot.com, is the most-trafficked online wedding destination. The Knot also offers a diverse collection of print publications including national and regional editions of "The Knot Weddings" magazine, a book trilogy with Broadway Books and a gift book series with Chronicle Books. The Company also produces a TV series on The Oxygen Network, a video-on-demand (VOD) service for Comcast Cable and has content distribution partnerships with America Online, MSN and Comcast.
     The Knot, Inc. has launched several brands targeted before and beyond the wedding day, including teen-oriented PromSpot.com and newlywed site TheNest.com, as well as the recently acquired online personals site, GreatBoyfriends.com. The Knot is based in New York and has several other offices across the country.


     CONTACT: VMW Corporate & Investor Relations
              Vicki Weiner/Sylvia Dresner, 212-616-6161 info@vmwcom.com